Exhibit 10.5

HONEYWELL INTERNATIONAL INC.
INCENTIVE COMPENSATION PLAN FOR EXECUTIVE EMPLOYEES

AMENDED AND RESTATED AS OF JANUARY 1, 2009

I.

I.   Purpose

     The purpose of the Honeywell International Inc. Incentive Compensation Plan for Executive Employees (the “Plan”) is to attract and retain highly qualified employees, to obtain from each the best possible performance, to establish a performance goal based on Consolidated Earnings for Incentive Compensation Awards for Senior Executive Employees and to underscore the importance to employees of achieving particular business objectives established for Honeywell International Inc. and its operating units.

II. Definitions

     For the purposes of the Plan, the following terms shall have the following meanings:

     A. Awards. Incentive Compensation Awards or Long-Term Awards made pursuant to the Plan.

     B. Board of Directors. The Board of Directors of Honeywell International Inc.

     C. Code. The Internal Revenue Code of 1986 and the regulations promulgated thereunder, as amended from time to time.

     D. Committee. The Management Development and Compensation Committee of the Board of Directors or any successor thereto.

     E. Consolidated Earnings. Consolidated net income for the year for which an Award is made as shown on the audited consolidated statement of income of the Company, adjusted to omit the effects of extraordinary items, gain or loss on the disposal of a business segment (other than provisions for operating losses or income during the phase-out period), unusual or infrequently occurring events and transactions and the cumulative effects of changes in accounting principles, all as determined in accordance with generally accepted accounting principles.

     F. Company. Honeywell International Inc. or Honeywell International Inc. and its subsidiaries, as the context requires.

     G. Covered Employee. An Employee who is a “covered employee” within the meaning of Section 162(m) of the Code, as amended, as such section may be amended.

     H. Employee. An individual who is on the active salaried payroll of the Company or a subsidiary of the Company at any time during the period for which an Award relates.

     I. Executive Employee. An Employee who by reason of job responsibilities is in a position to make a measurable contribution to the achievement of the Company’s objectives as established from time to time in connection with the Plan. For purposes of the Plan, the term Executive Employee does not include an Employee covered by the definition of the term Senior Executive Employee.

     J. Grandfathered Award. An Award issued under the Plan that was earned and vested in full as of December 31, 2004.

     K. Reserve. The Incentive Compensation Award Reserve established pursuant to Section IV of the Plan.

     L. Senior Executive Employee. An officer of Honeywell International Inc. or other senior-level Employee who by reason of job responsibilities has been determined by the Committee to be in a position to make a significant contribution to the achievement of the Company’s objectives as established from time to time in connection with the Plan.

III.  Effective Date

     The Plan became effective upon approval by the Company’s shareowners at the Company’s 1994 Annual Meeting of Shareowners and is being amended and restated effective as of January 1, 2009.

IV. Amounts Available for Awards

     A.   The maximum amount available for Incentive Compensation Awards to Senior Executive Employees shall be determined as set forth in paragraph B of this Section IV and such Awards shall be chargeable against the Reserve. The maximum amount available for Long-Term Awards to Senior Executive Employees and for both Incentive Compensation and Long-Term Awards to Executive Employees shall be determined by the Committee and such Awards shall not be chargeable against the Reserve.

     B.   A Reserve shall be established to which will be credited for each fiscal year an amount to be determined by the Board of Directors not in excess of 2% of Consolidated Earnings for such year.

     Before the Board of Directors shall determine the amount to be credited to the Reserve for any fiscal year, the Company’s independent accountants for such year shall report to the Board of Directors the maximum amount, if any, which may be credited to the Reserve for such year. After receipt of the accountants’ report, which may be based on an estimate of the Company’s financial results for the year, the Board of Directors shall determine the amount (not greater than such maximum amount) that shall be credited to the Reserve for such year. If the accountants’ report is based on an estimate, the amount credited to the Reserve shall be subject to receipt of a further report from the accountants to the Board of Directors confirming the maximum amount which may be credited to the Reserve.

     The total amount of Incentive Compensation Awards to Senior Executive Employees for a fiscal year shall be limited by the total then in the Reserve but need not exhaust such total. Any balance remaining after the making of Awards to Senior Executive Employees shall be removed from the Reserve and will not be available for future Awards to Senior Executive Employees.

V. Eligibility for Awards

     Incentive Compensation Awards and, subject to Section VI B, Long-Term Awards, to Senior Executive Employees for any period may be granted to those Senior Executive Employees who shall be selected by the Committee. Such selections, except in the case of the Company’s Chief Executive Officer, shall be made after considering the recommendations of the Chief Executive Officer. The Committee shall also give consideration to the contribution made by the Employee to achievement of the Company’s established objectives and such other matters as it shall deem relevant. Incentive Compensation Awards and, subject to Section VI B, Long-Term Awards, to Executive Employees for any period may be granted to those Executive Employees who shall be selected by the Chief Executive Officer.

     In the discretion of the Committee or the Chief Executive Officer, as appropriate, Awards may be made to Employees who retired or whose employment terminated after the beginning of the period for which an Award is made, or to the designee or estate of an Employee who died during such period.

VI. Determination of Amounts of Awards

     The amounts of Awards to Senior Executive Employees will be determined by the Committee acting in its discretion. Such determinations shall be made after consideration of such matters as the Committee shall deem relevant which shall include, except in the case of an Award for the Chief Executive Officer, the recommendations of the Chief Executive Officer. The amounts of Awards to Executive Employees will be determined by the Chief Executive Officer.

     Two types of awards may be made under the Plan:

     A. Incentive Compensation Awards. These are Awards based on achievement of short-term business objectives for the Company as established by the Board of Directors or the Committee for this purpose for each fiscal year, and achievement of short-term business objectives for the Company’s operating units as established by the Chief Executive Officer for this purpose for each fiscal year. Awards to Executive Employees may be based on achievement of short-term business objectives for the Company’s operating units rather than for the Company.

     In establishing short-term business objectives, consideration will be given to, among other things, the financial plans for the year for the Company and its operating units.

     The maximum Incentive Compensation Award payable with respect to any fiscal year to an individual who is the Chief Executive Officer during any part of such fiscal year shall be equal to 0.4% of Consolidated Earnings for such year. The maximum Incentive Compensation Award payable with respect to any fiscal year to any other Employee shall be equal to 0.2% of Consolidated Earnings for such year. If the total of the maximum Incentive Compensation Awards determined pursuant to this paragraph VI for Senior Executive Employees would otherwise exceed 2% of Consolidated Earnings for a fiscal year, then each individual maximum shall be reduced pro-rata so that in the aggregate their total equals 2% of Consolidated Earnings.

     Incentive Compensation Awards may be made either at or following the end of the fiscal year to which they relate; provided, however, that no Incentive Compensation Awards shall be made to Senior Executive Employees prior to receipt by the Chief Executive Officer of assurances from the Chief Financial Officer and the Company’s independent accountants that the amount which the Board of Directors has determined shall be credited to the Reserve for the fiscal year to which the Awards relate is not greater than the maximum amount permitted under Section IV.

     B. Long-Term Awards. These are Awards based on achievement of long-term objectives established by the Board of Directors or the Committee for this purpose for each long-term performance period.

     Long-term performance periods will cover a period longer than one fiscal year. Long-term objectives will be established in terms of some measurable standard determined by the Board of Directors or the Committee for each period.

     The Employee’s individual performance and contribution to the achievement of established objectives will be considered in determining the amount of an Award.

     No Long-Term Awards shall be granted under the Plan after December 31, 2003. All Long-Term Awards granted under the Plan prior to December 31, 2003 and outstanding as of December 31, 2004 were earned and vested in full as of December 31, 2004.

VII. Form of Awards

     Awards under the Plan shall be made in cash.

VIII. Payment of Awards

A. This Section VIII A shall apply to Grandfathered Awards only.

     (1) Awards under the Plan shall be paid currently, unless the Committee shall determine that any Award shall be deferred. Deferred Awards may be made in one lump sum or in installments and may accrue notional interest, all as the Committee shall determine; provided, however, that the rate of notional interest shall not exceed the greater of (i) 10% or (ii) 200% of the 10-year U.S. Treasury Bond rate at the time of determination, and interest shall be compounded daily. An individual to whom an Award has been made shall not have any interest in the cash until the cash has been paid.

     (2) The rate of notional interest established by the Committee shall be set forth on Schedule A attached hereto and made a part hereof. Any portion of such rate designated as “Vested Rate” on such Schedule A shall be nonforfeitable at all times. Any portion of such rate designated as “Contingent Rate” on such Schedule A shall become nonforfeitable only if the Employee is still employed by the Company at the end of the third full calendar year following the calendar year to which the Award relates; provided, however, that in the event an Employee terminates employment with the Company as a result of early or normal retirement (as defined in the qualified pension plan in which the Employee participates), death or disability (determined in the same manner as under the AlliedSignal Voluntary Employees Beneficiary Association Long-Term Disability Income Plan), no portion of such rate shall be treated as “Contingent”, even if such retirement, death or disability occurs prior to the end of the third full calendar year following the calendar year to which the Award relates. The rate established by the Committee and set forth on Schedule A shall remain in effect until superceded by action of the Committee and amendment of such Schedule A.

     (3) When an Award is made, the Company shall cause the cash to be paid to the individual to whom the Award is made at the time or times specified by the Committee or the Chief Executive Officer, as appropriate, or, if no time or times is specified, as soon as practicable after the Award is made.

     (4) When circumstances are deemed justifiable by the Committee, it may, upon agreement with the Employee or the Employee’s estate or designee, authorize an immediate lump sum payment in cancellation of all or any part of any outstanding deferred Award, authorize a change in the number of installments in which a deferred Award is to be paid or authorize a change in the time of payment of any unpaid installments. Any such lump sum payments shall be equal to the amount of the unpaid installments canceled plus any accrued notional interest.

     (5) Notwithstanding the foregoing, in the event an Employee’s employment with the Company is terminated either voluntarily or for “gross cause” (as defined in the Severance Pay Plan for Designated Career Band 5 Employees of AlliedSignal Inc. or in the AlliedSignal Severance Pay Plan for Senior Executives, as applicable), the nonforfeitable portion of such Employee’s deferred Awards shall be distributed in a lump sum as soon as practicable after such termination of employment.

     B. This Section VIII B shall apply to all Incentive Compensation Awards other than Grandfathered Awards. Incentive Compensation Awards shall be paid in full in one lump sum as soon as practicable following the end of the fiscal year in which the Incentive Compensation Award was earned, but no later than the 15th day of the third month following the end of such year, provided that, except as provided in the second paragraph of Section V, the recipient Employee is still actively employed by the Company on the date the Incentive Compensation Award is paid. Notwithstanding the foregoing, the Committee may, in its sole discretion, and with respect to “covered employees” subject to Section 162(m) of the Code, permit payment of an Incentive Compensation Award to an individual who is employed by the Company as of the end of the fiscal year in which the Incentive Compensation Award is earned but who is no longer actively employed by the Company on the date such Award is paid.

     C. At the time any Incentive Compensation Award is paid to Senior Executive Employees, the Reserve shall be reduced by the amount of such Award, regardless of whether such Award is in a lump sum or in installments, current or deferred.

     D. The Committee may, in its sole discretion, permit Employees to defer Incentive Compensation Awards in accordance with and subject to the terms and conditions of the Company’s Deferred Incentive Compensation Plan (the “DIC Plan”).

IX. Accelerated Payment

     A. Notwithstanding anything to the contrary in the Plan, in the event of (i) the purchase of shares of the Common Stock of Honeywell International Inc. (“Common Stock”) pursuant to a tender offer or exchange offer (other than an offer by the Company) for all or any part of the Common Stock, (ii) a change in control of the Company (as defined in this Section IX), (iii) a merger (other than a merger into a majority owned subsidiary of the Company) in which the Company will not survive as an independent, publicly owned corporation, a consolidation, or a sale, exchange or other disposition of all or substantially all the Company’s assets, or (iv) a substantial change in the composition of the Board of Directors during any period of two consecutive years such that individuals who at the beginning of such period were members of the Board of Directors cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s shareowners of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period (the date upon which an event described in clause (i), (ii), (iii) or (iv) of this Section IX occurs shall be referred to herein as an “acceleration date”), the Employee shall be entitled to receive, and the Company shall pay in cash to the Employee on or as soon as practicable following such acceleration date, but in no event later than 90 days after the acceleration date, (a) the Employee’s Incentive Compensation and Long-Term Awards (other than previously deferred Awards) for each year and long-term performance period that has been completed prior to the acceleration date but which have not yet been paid, (b) an amount equal to the maximum Incentive Compensation Award for any year that has not been completed to which the Employee would have been entitled if the short-term business objectives for such year had been met and if the Employee had been employed throughout the entire year times a fraction the numerator of which is the number of full months of employment during such year to the acceleration date and the denominator of which is 12, and (c) an amount equal to the maximum Long-Term Award for each long-term performance period that has not been completed to which the Employee would have been entitled if the long-term objectives for such period had been met and if the Employee had been employed throughout each such period times a fraction the numerator of which is the number of full months of employment during such long-term performance period to the acceleration date and the denominator of which is the total number of full months in such long-term performance period.

     B. A “change in control” is deemed to occur at the time when any entity, person or group (other than the Company, any subsidiary or any savings, pension or other benefit plan for the benefit of employees of the Company or its subsidiaries) which theretofore beneficially owned less than 30% of the Common Stock then outstanding acquires shares of Common Stock in a transaction or series of transactions that results in such entity, person or group directly or indirectly owning beneficially 30% or more of the outstanding Common Stock.

     C. This Section IX C shall apply to Grandfathered Awards only. An Employee may elect, with respect to deferred Awards and notional interest accrued thereon, if any (“Deferred Awards”), that the Deferred Awards be paid in one lump-sum payment as soon as practicable following an acceleration date, but in no event later than 90 days after such acceleration date. Such election must be filed at the time the Employee requests the Committee to defer an Award, but in no event after an acceleration date.

     D. This Section IX D shall apply to Grandfathered Awards only. Notwithstanding anything to the contrary in the Plan, after an acceleration date the rate at which notional interest shall be credited on Deferred Awards may not be reduced by the Committee below the rate last set by the Committee prior to the acceleration date (the “Prior Rate”), the Plan may not be amended to reduce the Prior Rate and notional interest shall be credited annually at the Prior Rate or such higher rate as the Committee may determine following the acceleration date on all amounts which continue to be deferred following the acceleration date, including notional interest on all such deferred amounts.

     E. Notwithstanding anything herein to the contrary, to the extent an Award has been deferred pursuant to Section VIII D, such Award shall be subject to the terms and conditions of the DIC Plan including, without limitation, with respect to change in control events.

X. Special Awards and Other Plans

     Nothing contained in the Plan shall prohibit the Company or any of its subsidiaries from granting special performance or recognition awards, not chargeable against the Reserve, under such conditions, and in such form and manner as it sees fit, to Employees (including Senior Executive Employees) for meritorious service of any nature.

     In addition, nothing contained in the Plan shall prohibit the Company or any of its subsidiaries from establishing other incentive compensation plans providing for the payment of incentive compensation to Employees (including Senior Executive Employees), not chargeable against the Reserve.

XI. Amendment and Interpretation of the Plan

     A. The Board of Directors shall have the right with the prior approval of the Committee to amend the Plan from time to time or to repeal it entirely or to direct the discontinuance of Awards either temporarily or permanently; provided, however, that (i) no amendment of the Plan shall operate to annul, without the consent of the Employee, an Award already made hereunder, and (ii) with respect to Incentive Compensation Awards for Covered Employees, no amendment of the Plan to change the performance goal based on Consolidated Earnings, to change the maximum Incentive Compensation Award, to change the maximum interest rate on deferred Awards, or to change the definition of Consolidated Earnings, shall be effective without approval by the shareowners of the Company.

     B. The decision of the Committee with respect to any questions arising in connection with the administration or interpretation of the Plan shall be final, conclusive and binding.

XII. Miscellaneous

     A. The Plan is intended to comply with the requirements of Section 409A of the Code (“Section 409A”) and the regulations promulgated thereunder, and the provisions hereof shall be interpreted in a manner that satisfies such requirements, to the extent permitted by law. All Grandfathered Awards are intended to be excluded from coverage under Section 409A pursuant to Section 1.409A-6 “Statutory application and effective dates”. All Incentive Compensation Awards granted after December 31, 2004 are intended to be excluded from coverage under Section 409A pursuant to Section 1.409A-1(b)(4) “Short-term deferrals”. If any provision of the Plan would otherwise frustrate or conflict with this intent, the Board of Directors may amend the Plan to the extent necessary to comply with Section 409A, provided that such amendment shall not result in additional cost to the Company and provided further that nothing herein shall require the Company to provide any Employee with any gross-up for any tax, interest or penalty incurred by the Employee under Section 409A of the Code.

     B. All expenses and costs in connection with the operation of the Plan shall be borne by the Company and no part thereof (other than the amounts of Incentive Compensation Awards to Senior Executive Employees under the Plan) shall be charged against the Reserve.

     C. All Awards under the Plan are subject to withholding, where applicable, for federal, state and local taxes.

SCHEDULE A
Notional Interest Rate

Award Year	Vested Rate	Contingent Rate	Total Rate

1998 (Bands 5 and below)	6%	3%	9%

1998 (Bands 6 and above)	8%	3%	11%